ROMA FINANCIAL CORPORATION DECLARES DIVIDEND

ROBBINSVILLE, NJ – June 16, 2010 – Roma Financial Corporation (NASDAQ GS: ROMA) (the Company), the holding company of Roma Bank, announced today that its Board of Directors (the Board) declared the Company’s fourteenth consecutive quarterly cash dividend. A dividend of $.08 per share will be paid on or about July 21, 2010 to stockholders of record on July 7, 2010.

“ As we previously reported, Roma Financial Corporation ended the first quarter with record assets and deposits, and earlier, on March 18th, announced it had reached an agreement with Sterling Banks, Inc. (Sterling) which provides for the acquisition of all Sterling’s outstanding stock, for a cash payment, and the merger of Sterling Bank into Roma Bank.     Additionally, on the same day, Roma Financial Corporation announced a program to repurchase 5% of its then outstanding stock, equivalent to 360,680 shares.

The robust growth of our Company and the strategic steps it has taken,  have not diminished its capacity to provide shareholders with an attractive return on their investment.  Our capital ratios remain strong and enable us to continue the current level of quarterly dividends at this time.   Accordingly, our Board of Directors is pleased to declare our fourteenth consecutive quarterly dividend since the Company issued its stock in July 2006”, commented Peter A. Inverso, President and CEO.

“It remains the current intention of the Board to continue to pay a dividend quarterly.  However, the payment and amount of future dividends will be predicated on the Board’s assessment of the Company’s financial condition, earnings and capital requirements, and any regulatory actions”, he concluded.

Roma Financial Corporation is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey.  Roma Bank has been serving families, businesses and the communities of Central New Jersey for over 90 years with a complete line of financial products and services.  Roma Bank has branch locations in Mercer, Burlington and Ocean counties in New Jersey.  Visit Roma online at www.romabank.com

Forward Looking Statements

The foregoing material contains forward-looking statements concerning the Company.  We caution that such statements are subject to a number of uncertainties and readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.